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                                                                      EXHIBIT 11

                DIAGNOSTIC PRODUCTS CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE


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
                                                               Year Ended December 31,
                                              ----------------------------------------------------------
                                                 1994                    1995                   1996
                                              ------------            -----------            -----------
Primary earnings per share:
  Average common stock outstanding              13,002,218             13,208,942             13,553,973
  Average dilutive common stock
    options outstanding                          1,176,009              1,274,127                956,051
  Shares assumed to be repurchased
    under treasury stock method at
    an average market price of:
        $ 20.91                                   (670,258)
          35.93                                                          (635,816)
          36.53                                                                                 (584,141)
                                              ------------            -----------            -----------
TOTAL                                           13,507,969             13,847,253             13,925,883
                                              ============            ===========            ===========
NET INCOME                                    $ 16,700,000            $24,169,000            $22,947,000
                                              ============            ===========            ===========
PER COMMON SHARE AMOUNT                             $ 1.24                  $1.75                  $1.65
                                              ============            ===========            ===========
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